Exhibit 10.5
To: Joe Schlosser
Re: Amended & Restated Executive Severance and Change in Control Plan
This letter agreement (the “Participation Agreement”) will confirm that you have been selected to participate in the Phillips Edison & Company, Inc. Amended & Restated Executive Severance and Change in Control Plan (the “Plan”) as a Participant (as defined in the Plan). Your participation in the Plan and the terms of any severance benefits payable thereunder are governed by the terms and conditions set forth in the formal plan document, a copy of which has been provided to you. Note that the terms of the Plan, as well as your right to participate in the Plan, may be amended or terminated at any time, subject to certain exceptions as set forth in the Plan.
In exchange for the benefits and payments set forth in the Plan, you agree to the following restrictive covenants
•Non-Competition. For eighteen (18) months following the termination of your employment with the Company and its affiliates (collectively, the “Company Group”), you will not directly or indirectly, own, manage, operate, control, fundraise, consult with (as a consultant, independent contractor, or otherwise), be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of a Competing Business (as defined below) in the United States. For purposes of this Participation Agreement, “Competing Business” means a company with the following characteristics: (i) the primary and principal business activity of the entity is the ownership, management and/or development of neighborhood and community grocery anchored shopping centers and (ii) whose owned, managed or assets under development exceed $1 billion as of the end of the entity’s last fiscal year; provided, that nothing herein prohibits you from investing in mutual funds and stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, three percent (3%) of the issued and outstanding capital stock or in the case of bonds or other securities, three percent (3%) of the aggregate principal amount thereof issued and outstanding.
•Non-Solicitation. For eighteen (18) months following the termination of your employment with the Company Group, you will not induce or encourage any employee of the Company Group, to leave the employment of the Company Group, or solicit, induce, or encourage any existing customer, client, or independent contractor of the Company Group, on behalf, directly or indirectly, of a Competing Business to cease or reduce its business with or services rendered to the Company Group.
•Non-Disclosure.
◦During your employment you will be exposed to Confidential Information (as defined below). You acknowledge and agree that you will use the Confidential Information solely for the benefit of the Company Group and that all Confidential Information will remain the exclusive property of the Company Group. You agree not, except as may be required by legal or administrative process upon prior written notice to the Company, to disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Board of Directors of the Company. Upon your termination of employment, or at any other time the Company may request, you agree to deliver and not take with you any materials containing Confidential Information or Work Product (as defined below), including all memoranda, notes, plans, records, reports, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information and Work Product, which you may then possess.
◦Nothing in this Participation Agreement prohibits you from communicating or cooperating with filing a complaint or participating in any investigation by any governmental agency with respect to possible violations of any law, or otherwise making disclosures to any governmental agency, that are protected under the whistleblower provisions of applicable law; provided, that such communications and disclosures are consistent with applicable law. You understand and acknowledge that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that if you file a lawsuit for retaliation for reporting a suspected violation of law you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order. However, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

◦For purposes of this Participation Agreement: “Confidential Information” means any and all information, concerning the business or affairs of the Company Group in whatever form that is not generally known to the public, including but not limited to the following: (i) the names, lists, contact information of clients of the Company Group; (ii) the financial, business or other information of the Company Group and its clients; (iii) the terms, structure and amounts paid for services by any client; (iv) the client’s contract and buying history; (v) projects, plans and methods of operation within the Company Group; (vi), sales and marketing plans and related information; (vii) operations, procedures and practices; (viii) business plans and information contained therein, and (ix) any other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company. “Work Product” means all discoveries, inventions, innovations, improvements, developments, methods, and patentable or copyrightable work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you (whether above or jointly with others) while employed by the Company Group.
Should your participation in the Plan be terminated, your non-competition and non-solicitation obligations under this Participation Agreement shall also terminate. Although your obligations regarding Confidential Information and Work Product will remain in effect.
You will not be a “Participant” entitled to benefits under the Plan unless you sign and return a copy of this Participation Agreement to my attention. Additionally, upon your termination of employment with the Company Group, you will be required to execute and not revoke a release agreement in substantially the form attached hereto as Exhibit A in accordance with the terms and conditions of the Plan in order to receive the benefits under the Plan.
Please contact Keith Rummer at 513-746-2572, extension 1348 or krummer@PHILLIPSEDISON.com should you have any questions about participation in the Plan.
ACCEPTED AND AGREED:

/s/ Joe Schlosser
Joe Schlosser
Date: March 3, 2025

Exhibit A
Release Agreement

Date

Name
Address 1
Address 2

Dear Name:
This letter confirms the agreement between Phillips Edison & Company LTD and its parents and subsidiaries (collectively “Phillips Edison”) and you regarding the terms of your separation from Phillips Edison.
1.You will be separated from Phillips Edison effective Date (the “Termination Date”). Such separation is a termination qualifying you for severance benefits under the Phillips Edison & Company, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”).
2.Even if you do not sign this agreement, Phillips Edison will pay to you the compensation that you have earned through the Termination Date and any accrued and unused vacation benefits. Similarly, even if you do not sign this agreement, you will be offered any benefits to which you might be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Even if you do not sign, you will retain all vested benefits you may have under any Phillips Edison retirement and/or 401(k) plan in which you are a qualified participant, if any, subject to the terms and conditions of the applicable plans.
3.If you sign and return this agreement on or before Date [21/45 Days from date of agreement] (and,as applicable, provided further that you do not revoke this agreement within seven (7) days after signing it), then, as required by and subject to the terms of the Amended & Restated Executive Severance Plan and in consideration and in exchange for your agreements contained in paragraph 4, Phillips Edison hereby agrees to provide you the following, commencing after the expiration of the seven-day revocation period.
(a)Phillips Edison will pay to you a lump sum severance in the amount of $#,###; less appropriate tax withholding and other authorized, permitted, and required deductions.
(b)If you properly elect COBRA, then for up to [ ] months, Phillips Edison will continue to pay its portion of monthly premiums for such coverage and you will continue to pay the same amount of monthly premium for such level of coverage as in effect for other Phillips Edison executives. Should you become employed with any other employer and be eligible for group health insurance under such employer’s plan then Phillips Edison’s obligations under this Section 3(b) will be reduced by the extent of comparable coverage provided by such other employer. You agree to report any such coverage to Phillips Edison. Phillips Edison may satisfy its obligations under this Section 3(b) by paying you the difference between the total monthly COBRA premium and the monthly premium you would have paid as an active employee.
(c)Full vesting in [ ] time based LTI Awards (as defined in the Severance Plan).
(d)You will remain eligible to vest in and be paid on [ ] performance-based LTI Awards based on actual performance at the end of the relevant performance period, with pro-ration based on the period of time elapsed between the beginning of the performance period and the Termination Date as a percentage of the full performance period.
4.In consideration and in exchange for the entitlements set forth in paragraph 3 above, you hereby agree:
(a)On behalf of yourself and anyone claiming through you, to release, acquit, and forever discharge Phillips Edison and each of their respective subsidiaries, affiliates, predecessors, successors, assigns, past and present officers, owners, representatives, directors, employees, insurers, divisions, agents, partners, parent organizations, heirs, executors, and administrators and anyone claiming through them, both individually and in their business capacities, (hereinafter "the Companies" collectively), from any and all manner of claims whatsoever known and unknown, asserted or unasserted, which you ever had or may in the future have or hold against the Companies arising out of your employment with any of the Companies and/or the cessation of your employment with any of the Companies. Said claims or causes of action include, but are not limited to, claims or causes of action under all of the following: the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act (as amended), 29 U.S.C. Sections 621 and following; the Civil Rights Acts of the Civil War Era, 1964 and 1991, and the Equal Pay Act of 1963 (all as amended), 42 U.S.C. Sections 1981 and following and 2000e and following; the Americans with Disabilities Act (as amended), 42 U.S.C. Sections 12101 and following; the Employee Retirement Income Security Act of 1974 (as amended), 29 U.S.C. Sections 1001 and following; the Fair Labor Standards Act (as amended), 29 U.S.C. Sections 201 and following; the Family and Medical Leave Act of 1993 (as amended), 29 U.S.C. Sections 2601 and following; the Pregnant Worker’s Fairness Act, 42 U.S.C 2000gg and following; the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C 2000ff and following; Executive Order 11246; The Rehabilitation Act; The Vietnam Era Veterans’ Readjustment Assistance Act (“VEVRAA”), all comparable and/or relevant state and/or municipal statutes; claims or causes of action for wrongful discharge or retaliatory discharge; and claims or causes of action for breach of any alleged contract or public policy arising from your employment with any of the Companies. Notwithstanding this waiver, you do not waive rights or claims that may arise from events after the date this waiver is executed, other than events expressly contemplated by this letter agreement. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Phillips Edison or the Companies are a party.
(b)You will not bring any legal action against the Companies for claims, potential or actual, waived under this agreement. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this agreement, you will bear all legal fees and costs, including those of the Companies.
(c)You represent and agree that the release in paragraph (a) above is given in exchange for fair and adequate consideration and that you would not be entitled to this consideration except for your timely execution of and non-revocation of this agreement and the fulfillment of the promises contained herein.
(d)You will return to Phillips Edison before or on the Termination Date, without copying or reproducing, all company property in your possession in good working order, ordinary wear and tear excepted, including, but not limited to: company vehicles; credit cards; equipment (including, without limitation, computer equipment and phones); supplies; samples; prototypes; keys; badges and documents such as client lists, price lists, phone listings, and equipment lists. An accurate and documented expense report, for any and all reimbursable expenses you incurred up to and including the Termination Date, must be submitted to Phillips Edison within forty-five (45) calendar days following the Termination Date. Any expenses, otherwise reimbursable to you, turned in after this forty-five (45) day period will not be reimbursed.
(e)You will cooperate fully with the Companies in their defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has or may be filed and agree any testimony you may provide will be truthful.
(f)You will not disclose any trade secrets, manufacturing processes, marketing information, customer information or any other confidential information which you acquired while an employee of the Companies, to any other person or entity, or use such information in any manner. You understand and agree that your failure to comply with this paragraph may result in legal action seeking legal and equitable relief against you or any person or entity to whom you disclose this information or on whose behalf you use it. Notwithstanding the foregoing, in compliance with the requirements of the Defend Trade Secrets Act, you acknowledge the following: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if you file a lawsuit for retaliation by Phillips Edison for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
(g)You further agree to comply with the non-disclosure of information, non-solicitation of employees and the non-competition covenants contained in the Participation Agreement you entered into in connection with the Severance Plan, all of which shall survive pursuant to their respective terms.
5.The release in paragraph 4(a) and the covenant not to sue in paragraph 4(b) will not affect your rights to (i) enforce this agreement, (ii) claim unemployment compensation or any state disability or workers’ compensation insurance benefits, or (iii) any indemnification under any charter or bylaws of Phillips Edison, or any directors and officers liability insurance. In addition, nothing in this agreement or any other agreement you may have signed or Phillips Edison policy, prohibits, prevents, or otherwise limits you from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity. To the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits your ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. You are also not required to notify or obtain permission from Phillips Edison when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
6.In the event that you breach any of your agreements under paragraph 4, any outstanding obligations of Phillips Edison hereunder will immediately terminate.
7.If you are age 40 or older as of the date that you sign this agreement, Phillips Edison hereby advises you as follows pursuant to the Older Workers Benefits Protection Act of 1990:
(a)You are advised to consult with an attorney before signing this agreement.
(b)You have up to [twenty-one (21)][forty-five (45)]1 days from the date of receipt of this letter to consider this agreement. You agree that any modifications, material or otherwise, made to this agreement, do not restart or affect in any manner this consideration period.
(c)If you sign this agreement, you have seven (7) days after signing it to revoke this agreement and this agreement will not be effective and no payments, pursuant to paragraph 3 of this agreement, will be made to you until this seven (7) day revocation period has expired.
8.This Agreement shall be governed and conformed in accordance with the laws of the State of Ohio, without regard to its conflict of laws provision. The provisions of this agreement are severable. If any provision or portion thereof is held to be invalid or unenforceable, it will not affect the validity or unenforceability of any other provisions or portions thereof.
9.You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all of its provisions, and that you are voluntarily entering into this agreement.

10.The parties agree that nothing in this agreement is an admission by any party hereto of any act, practice, or policy of discrimination or breach of contract either in violation of applicable law or otherwise, and that nothing in this agreement is to be construed as such by any other person
11.This agreement sets forth the entire agreement between you and Phillips Edison and supersedes any and all prior oral and/or written agreements or understandings between you and Phillips Edison concerning the subject matter, except for the covenants from the Participation Agreement that survive pursuant to paragraph 4(g) above. This agreement may not be altered, amended or modified, except by a further written document signed by you and Phillips Edison.
12.This agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.
If you are willing to enter into this agreement, please date and sign the enclosed copy of this agreement in the spaces indicated below and return that copy to me by Date. As noted above, you have seven (7) days after you sign this agreement to revoke the agreement should you wish to do so.
Sincerely,

Keith A. Rummer
Senior Vice President, Chief People Officer

By my signature below, I freely and knowingly, and after due consideration, enters into this agreement intending to waive, settle and release all claims I have or might have against the Companies.

Accepted and agreed to this ____________ day of ______________________, <Year>

___________________________________
Signature

WITNESS: ______________________ DATE: __________________

1 45 days applies in group termination.